UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: November 20, 2002
Date of earliest event reported: November 13, 2002

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	72870	93-0925818
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110, Novato, California	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 893-8000

Item 5.    Other Events.

On November 13, 2002, Sonic Solutions (“Sonic”) entered into an Asset Purchase Agreement (the “Agreement”) with VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd., and VERITAS Software International Ltd. (collectively “VERITAS”), to acquire certain of the assets of VERITAS’s Desktop and Mobile Division (“DMD”) (the “Acquisition”). As consideration for the DMD assets to be purchased, Sonic will issue $9.2 million of convertible preferred stock toVERITAS. The Agreement is filed as an exhibit and contains the terms and conditions of the Acquisition.

In the Acquisition, Sonic will acquire intellectual property rights to the DMD products, contract rights and certain tangible assets such as equipment.

In connection with the Acquisition, Sonic entered into a Registration Rights Agreement (the “Rights Agreement”) under which Sonic agreed to register the shares of common stock that will be issued to VERITAS when the convertible preferred stock, to be issued in the Acquisition, is converted into common stock.

The parties expect to close the Acquisition towards the end of November 2002.

The foregoing description of the Agreement and the Rights Agreement is qualified in its entirety by reference to the Agreement and the Rights Agreement, which are attached as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by this reference.

Item 7.    Financial Statements, pro Forma Financial Information and Exhibits.

(c	)	Exhibits

99.1     Asset Purchase Agreement by and among VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd., VERITAS Software International Ltd. and Sonic Solutions, dated as of November 13, 2002.

99.2 Registration Rights Agreement by and between VERITAS Operating Corporation, and Sonic Solutions, dated as of November 13, 2002.

99.3 Sonic Solutions Press Release, dated November 13, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC SOLUTIONS

/s/ Robert J. Doris
By: Robert J. Doris President and Director (Principal Executive Officer)

Date: November 20, 2002

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EXHIBIT INDEX

99.1     Asset Purchase Agreement by and among VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd., VERITAS Software International Ltd. and Sonic Solutions, dated as of November 13, 2002.

99.2 Registration Rights Agreement by and between VERITAS Operating Corporation, and Sonic Solutions, dated as of November 13, 2002.

99.3 Sonic Solutions Press Release, dated November 13, 2002.

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